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SCHEDULE 14A

(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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☐	Soliciting Material Under Rule 14a-12
Acrodyne Communications, Inc.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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ACRODYNE COMMUNICATIONS, INC.
10706 Beaver Dam Road
Cockeysville, Maryland 21030

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

To be held on December 13, 2002

        This proxy statement provides information that you should read before you vote on the proposals that will be presented to you at the 2002 annual meeting of Acrodyne Communications, Inc. The 2002 annual meeting will be held on December 13, 2002 at Acrodyne's corporate office, Cockeysville, Maryland 21030 at 10:00 a.m. local time.

        This proxy statement provides detailed information about the annual meeting, the proposals you will be asked to vote on at the annual meeting, and other relevant information. The board of directors of Acrodyne is soliciting these proxies.

        At the annual meeting, you will be asked to vote on the following proposals:

  1.
  Election of six directors, each for a one-year term;

  2.
  Ratification of the appointment by the board of directors of the firm of Grant Thorton, LLP as independent public accountants of Acrodyne for the fiscal year ending December 31, 2002;

  3.
  Approval of the Plan of Recapitalization; and

  4.
  Such other matters as may properly come before the meeting.

        The Board of Directors recommends that the stockholders vote to elect the Board's nominees for director, to ratify the appointment of Grant Thorton, LLP as independent public accountants of Acrodyne, and vote to approve the Plan of Recapitalization.

        On or about November    , 2002, we began mailing this proxy statement to people who, according to our records, owned common shares or beneficial interests in Acrodyne as of the close of business on November 12, 2002. We have mailed with the proxy statement a copy of Acrodyne's annual report to stockholders for the fiscal year ended 2001.

INFORMATION ABOUT THE 2002 ANNUAL MEETING AND VOTING

The Annual Meeting

        The annual meeting will be held on December 13, 2002 at Acrodyne's corporate office, second floor, 10706 Beaver Dam Road, Cockeysville, Maryland 21030 at 10:00 a.m. local time.

This Proxy Solicitation

        We are sending you this proxy statement because Acrodyne's board of directors is seeking a proxy to vote your shares at the annual meeting. This proxy statement is intended to assist you in deciding how to vote your shares.

        Acrodyne is paying the cost of requesting these proxies. Acrodyne's directors, officers, and employees may request proxies in person or by telephone, mail, telecopy, or letter. Acrodyne will reimburse brokers and other nominees for their reasonable out-of-pocket expenses for forwarding proxy materials to beneficial owners of our common shares.

Voting Your Shares

        You may vote your shares at the annual meeting either in person or by proxy. To vote in person, you must attend the annual meeting and obtain and submit a ballot. Ballots for voting in person will be available at the annual meeting. To vote by proxy, you must complete and return the enclosed proxy card in time to be received by us before the annual meeting. By completing and returning the proxy card, you will be directing the persons designated on the proxy card to vote your shares at the annual meeting in accordance with the instructions you give on the proxy card.

        If you hold your shares with a broker and you do not tell your broker how to vote, your broker has the authority to vote on the three proposals.

        If you decide to vote by proxy, your proxy card will be valid only if you sign, date, and return it before the annual meeting scheduled to be held on December 13, 2002.

        If you complete the proxy card, except for the voting instructions, then your shares will be voted FOR each of the director nominees identified on the proxy card, FOR ratification of the selection of Grant Thornton, LLP as the independent accountants of Acrodyne for the 2002 fiscal year, and FOR the Plan of Recapitalization.

        We have described in this proxy statement all the proposals that we expect will be made at the annual meeting. If we or a stockholder properly present any other proposal to the meeting, we will use your proxy to vote your shares on the proposal in our best judgment.

Revoking Your Proxy

        If you decide to change your vote, you may revoke your proxy at any time before it is voted. You may revoke your proxy one of three ways:

  •
  You may notify the Secretary of Acrodyne in writing that you wish to revoke your proxy, at the following address: Acrodyne Communications, Inc., 10706 Beaver Dam Road, Cockeysville, Maryland 21030, Attention: David B. Amy, Secretary. Your notice must be received by us before the time of the annual meeting.

  •
  You may submit a proxy dated later than your original proxy.

  •
  You may attend the annual meeting and vote. Merely attending the annual meeting will not by itself revoke a proxy; you must obtain a ballot and vote your shares to revoke the proxy.

Vote Required by Approval

        Shares Entitled to Vote.    On November 12, 2002 (the Record Date), the following shares were issued and outstanding and had the votes indicated:

  •
  7,409,608 shares of common stock, par value $0.01 per share, each of which is entitled to one vote on each of the proposals.

  Quorum.    A "quorum" must be present at the annual meeting in order to transact business. A quorum will be present if the holder of a majority of the stock outstanding on the Record Date are represented at the annual meeting, either in person (by the stockholders) or by proxy. If a quorum is not present, a vote cannot occur. In deciding whether a quorum is present, abstentions will be counted as shares that are represented at the annual meeting.

        Votes Required.    The votes required on each of the proposals are as follows:

Proposal 1:	Election of Six Directors	The six nominees for director who receive the most votes will be elected. If you indicate "withhold authority to vote" for a particular nominee on your proxy card, your vote will not count either for or against the nominee.
Proposal 2:	Ratification of Selection of Independent Accountant	The affirmative vote of a majority of the votes cast at the annual meeting is required to ratify the selection of independent accountants. If you abstain from voting, your abstention will not count as a vote cast for or against the proposal.
Proposal 3:	Approval of the Plan of Recapitalization	The affirmative vote of a majority of the votes cast at the annual meeting is required to approve the Plan of Recapitalization. If you abstain from voting, your abstention will not count for or against the proposal.

Additional Information

        We are mailing our annual report to stockholders for the fiscal year ended 2001, including consolidated financial statements included in such annual report, to all stockholders entitled to vote at the annual meeting, together with this proxy statement. The annual report does not constitute a part of the proxy solicitation material. The annual report tells you how to get additional information about Acrodyne.

PROPOSAL 1: ELECTION OF DIRECTORS

        The six (6) nominees for election to the board of directors are:

Name	Age	Position with Acrodyne	Served as Director/Officer Since
Nat S. Ostroff	62	Director, President, and Chairman of the Board of Directors	January 1999
Louis Libin	44	—	—
Martin J. Hermann	64	Director	May 1991
David D. Smith	52	Director	January 1999
David B. Amy	50	Director, Secretary and Treasurer of Acrodyne and Acrodyne Industries, Inc.	January 1999
Richard P. Flam	59	Director	January 1999

        Nat S. Ostroff has served as Chairman of the Board of Directors since he was elected at the special meeting of the stockholders of Acrodyne on January 27, 1999. Mr. Ostroff was elected President of Acrodyne in October of 2000 upon the resignation of Robert Mancuso. Mr. Ostroff is Vice President for New Technology since joining Sinclair Broadcast Group, Inc. ("Sinclair") in January of 1996. Prior to joining Sinclair, he was the President and CEO of Comark Communications, Inc., a manufacturer of UHF transmission equipment. Mr. Ostroff founded Acrodyne Industries, Inc. in 1968 and served as its first President and CEO.

        Louis Libin has been nominated for election as a director by the Nominating Committee. Mr. Libin founded Broad Comm, Inc., a consulting group specializing in advanced television broadcast, interactive TV, Internet Protocol and wireless communications in 1996. Through Broad Comm, Mr. Libin has worked with high profile clients such as General Electric, NBC, CBS, ABC, Thomson Consumer Electronics, many television stations, and The International Olympic Committee. Prior to his tenure at Broad Comm, Mr. Libin was Director of Engineering for NBC, responsible for satellite, wireless, and communication issues for General Electric and NBC. Since 1989, Mr. Libin has represented the United States on satellite and transmission issues at the International Telecommunications Union in Geneva, Switzerland. Mr. Libin was also a member of the Federal Communications Commission Advisory Committee on Advanced Television. Mr. Libin serves as an advisor to the US State Department Global Technology Corps. Mr. Libin is a member of the New York State Board of Directors of the National Society of Professional Engineers. He holds a Bachelor's of Science degree in Electrical Engineering from the Pratt Institute and completed his graduate studies at Massachusetts Institute of Technology in Optical Electronics at the MIT Executive Program in 1991.

        Martin J. Hermann has served as Secretary and General Counsel of Acrodyne from May 1991 through January 27, 1999. Mr. Hermann serves as Director, a position he has held since May 1991. Mr. Hermann has been engaged in the private practice of law since 1963.

        David D. Smith has served as Director since he was elected at the special meeting of stockholders of Acrodyne held on January 27, 1999. Mr. Smith has served as President, Chief Executive Officer, and Chairman of the Board of Sinclair since September 1990. From 1984 to 1990, he served as General Manager of WPTT in Pittsburgh, Pennsylvania. In 1980, Mr. Smith founded Comark Television, Inc. From 1978 to 1986, Mr. Smith co-founded and served as an officer and director of Comark Communications, Inc.

        David B. Amy has served as Director since he was elected at the special meeting of stockholders of Acrodyne held on January 27, 1999. Mr. Amy served as Chief Financial Officer of Sinclair from October 1994 until September 1999 when he was elected as Executive Vice President of Sinclair Broadcast Group. Mr. Amy continues to serve Sinclair as its Executive Vice President through this same date. In addition, he serves as Secretary of Sinclair Communications, Inc., a Sinclair subsidiary, which owns and operates Sinclair's broadcasting operations. From 1986 until October 1994, Mr. Amy served as Sinclair's Corporate Controller. Mr. Amy originally joined Sinclair in 1986 as a business manager for WPTT in Pittsburgh, Pennsylvania.

        Richard P. Flam has served as Director since he was elected at the special meeting of stockholders of Acrodyne held on January 27, 1999. Mr. Flam is a consultant of RF, Microwave and Antenna technology to companies in the electronics manufacturing sector. From 1980 to 1996, he was President and CEO of Flam & Russell, Inc., a producer of sophisticated RF Equipment and Systems for military applications and a leader in test systems for Stealth Technology. Previously, he held management and engineering positions with Hazeltine Corporation and American Electronic Laboratories, Inc. Mr. Flam is a Fellow of the Institute of Electrical and Electronic Engineers and holds B.S. and M.S. degrees in Physics from Rensselaer Polytechnic Institute and Rutgers University, respectively.

        Directors will serve in such capacity until the next annual meeting of stockholders or until their successors have been duly elected and qualified. Executive officers are elected by the Board of

Directors on an annual basis and serve at the discretion of the Board or pursuant to an employment agreement.

        Each director will be elected to serve for a one-year term, unless he resigns or is removed before his term expires, or until his replacement is elected and qualified. With the exception of Louis Libin who is being nominated to the board of directors for the first time, each of the nominees listed above is currently a member of the board of directors.

        If any of the nominees cannot serve for any reason (which is not anticipated), the board of directors may designate a substitute nominee or nominees. If a substitute is nominated, we will vote all valid proxies for the election of the substitute nominee or nominees. Alternatively, the board of directors may also decide to leave the board seat or seats open until a suitable candidate or candidates are located, or it may decide to reduce the size of the board.

        In accordance with Acrodyne's By-Laws, the Board of Directors has reduced the size of the Board to six members. Proxies for the annual meeting may not be voted for more than six nominees.

Meetings of the Board of Directors and Standing Committees

        The Board of Directors held two (2) meetings during the fiscal year ended December 31, 2001 and three (3) meetings as of October 31, 2002 for the fiscal year of 2002, at which all directors were present and acted by unanimous written consent on several occasions. Each director attended 100% of the aggregate number of meetings of the board of directors and all committees of the board of directors on which he served.

        Acrodyne directors serve without additional compensation. Directors are reimbursed for travel and other reasonable expenses related to Board of Directors meetings. During the fiscal year 2001 Richard Flam was paid $40,000 under a Consulting Agreement which began January 1, 2001. The Consulting Agreement was terminated in December of 2001 and Richard Flam has not received any compensation in 2002.

        The Board of Directors unanimously approved the appointment of Robert Woodruff as Controller effective August 15, 2001.

        The Board of Directors unanimously approved replacing Arthur Andersen, LLP as independent auditor effective with the September 30, 2001 quarterly review.

        The Board of Directors unanimously approved the appointment of John Strzelecki as Executive Vice President for Administration and Finance effective October 18, 2001.

        The Board of Directors unanimously appointed Robert Woodruff Chief Financial Officer effective November 20, 2001.

        The affirmative vote of the holders of shares representing a majority of the voting rights issued and outstanding is required to elect Acrodyne's nominees for the Board of Directors.

        The Board of Directors currently consists of seven members. The committees of the Board of Directors include an audit committee and a compensation committee.

  •
  Audit Committee.    The members of the audit committee are Messrs. Flam, Hermann and Amy. Messrs. Flam, Hermann and Amy meet the independence criteria established by the National Association of Securities Dealers, Inc.

  •
  Compensation and Stock Option Committee.    The members of the compensation and stock option committee are Messrs. Flam, Hermann and Amy. This committee is charged with the responsibility for setting executive compensation, reviewing certain compensation programs, and making recommendations to the board of directors in the interval between meetings. The compensation and stock option committee formally met one time during the year ended 2002.

AUDIT COMMITTEE, AUDIT FEES, AND AUDITOR INDEPENDENCE

Audit Committee Report

        The audit committee oversees Acrodyne's financial reporting process on behalf of the board of directors. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. In fulfilling its oversight responsibilities, the committee reviewed the audited financial statements in the annual report with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

        The committee reviewed with the independent auditors who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of Acrodyne's accounting principles, and such other matters as are required to be discussed with the committee under generally accepted auditing standards. In addition, the committee has discussed with the independent auditors the auditors' independence from management and Acrodyne, including the matters in the written disclosures required by the Independence Standards Board and considered the compatibility of non-audit services with the auditors' independence.

        The committee discussed with Acrodyne's independent auditors the overall scope and plans for their respective audits. The committee meets with the independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of Acrodyne's internal controls, and the overall quality of Acrodyne's financial reporting. The committee held two meetings during fiscal year 2002. The committee and the board have also recommended, subject to shareholder approval, the selection of Acrodyne's independence auditors.

Audit Committee
Richard P. Flam Martin J. Hermann David B. Amy

Compensation Committee Report on Executive Compensation

        The Compensation Committee has met once in fiscal year 2002. At that meeting, it granted Mr. Ostroff discretion to allocate $60,000.00 in the aggregate to officers' compensation.

        The board of directors unanimously recommends a vote FOR each of the nominees to the board of directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table shows how many shares were owned by the following categories of persons as of that date:

  •
  persons who own more than 5% of the shares;

  •
  each director and each officer described on the "Summary Compensation Table";

  •
  all directors and executive officers as a group.

Title of Class	Name & Address (a) of Beneficial Owner	Amount & Nature of Beneficial Ownership	Percent of Voting Stock
Common Stock	Sinclair	4,974,291 shares (b)	49.91%
Common Stock	Martin J. Hermann	68,000 shares (c)	0.91%
Common Stock	Scorpion/Newlight Associates	500,000 shares (d)	6.32%
Common Stock	Scorpion/Acrodyne Inv. LLC	965,000 shares (e)	12.16%
Common Stock	Nat Ostroff	305,000 shares (f)	3.96%
Common Stock	All officers and directors as a group (7 persons)	498,000 shares (g)	6.38%

(a)
The address of Sinclair Broadcast Group, Inc. is 10706 Beaver Dam Road, Cockeysville, Maryland 21030. The address of Mr. Ostroff, Mr. Strzelecki and Mr. Woodruff is c/o Acrodyne, 200 Schell Lane, Phoenixville, Pennsylvania 19460. The address of Mr. Hermann is 725 Glen Cove Avenue, Glen Head, New York 11545. The address of Scorpion/Newlight Associates and Scorpion/Acrodyne Inv. LLC is 505 Park Avenue, New York, New York 10022.

(b)
Includes 1,431,333 shares of Common Stock issued to Sinclair under the subscription agreement; includes 800,000 shares of Common Stock which Sinclair purchased from the Scorpion Investors and 2,000,000 shares of Common Stock issuable upon the exercise of warrants exercisable immediately after the closing of the Sinclair Investment on January 27, 1999. Also includes 112,000 shares issued in accordance with the Guaranty and Lease Compensation Agreement effective December 20, 1999, 75,000 shares issued upon exercise of 75,000 warrants from the Investor Warrant Agreement, 579,710 warrants immediately exercisable after the execution of the Debenture Agreement, and 51,248 warrants immediately exercisable and issued from the Anti-Dilution Warrant Agreement.

(c)
Includes 20,000 shares of Common Stock issuable upon the exercise of vested options granted under Acrodyne's 1997 Stock Option Plan. Includes 5,000 shares of Common Stock upon the exercise of vested options under the 1999 Long Term Incentive Plan.

(d)
Includes 500,000 shares of Common Stock issuable upon the exercise of warrants granted under a Stock Purchase Plan.

(e)
Includes 525,000 shares of Common Stock issued upon the exercise of warrants granted under a Stock Purchase Plan

(f)
Includes 300,000 shares of Common Stock issuable upon the exercise of options granted under the 1999 Long Term Incentive Plan.

(g)
Reflects beneficial ownership of all directors and officers and includes 395,000 shares of Common Stock issuable upon the exercise of options. None of the officers or directors of Acrodyne beneficially owns any shares of Preferred Stock.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires our officers (as defined in the SEC regulations) and directors and persons who own more than ten percent of a registered class of our equity securities to file reports of ownership and changes in ownership with the SEC. Officers, directors, and greater than ten percent shareholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

        Based solely on a review of copies of such reports of ownership furnished to us, or written representations that no forms were necessary, we believe that, during the past fiscal year, our officers, directors, and greater than ten percent beneficial owners complied with all applicable filing requirements.

EXECUTIVE OFFICERS

        Set forth below is certain information relating to our executive officers, directors, and nominees, and certain key employees. All officers hold office until their respective successors are elected and qualified or until their earlier resignation or removal.

Name	Age	Position
Nat S. Ostroff	62	Chairman of the Board of Directors and President of Acrodyne and Chairman of the Management Committee of Acrodyne Industries, Inc.
David B. Amy	50	Secretary and Treasurer of Acrodyne and of Acrodyne Industries, Inc.
Robert Woodruff	52	Controller and Chief Financial Officer of Acrodyne
John Strzelecki	60	Executive Vice President for Administration and Finance of Acrodyne

Executive Compensation Table

        The following table summarizes the compensation earned by Acrodyne's executive officers for the fiscal years 2001 and 2002.

Summary Compensation Table

	Base Salary	Other Compensation		Bonus	Total Compensation
Officers Salaries 2001
William Barclay(c)	128,903.90	2,769.30	(a)	—	131,673.20
Adel Rizk(d)	148,814.68	5,500.00	(a)	—	154,314.68
Robert Woodruff	75,653.87	—		—	75,653.87
Nathaniel Ostroff	31,250.00	—		—	31,250.00
John Strzelecki	11,423.07	—		—	11,423.07
Officers Salaries 2002 (Projected)
William Barclay (YTD)	90,867.89	2,400.06	(a)	18,000.00	111,267.95
Robert Woodruff	96,230.87	5,384.62	(b)	14,000.00	115,615.49
Nathaniel Ostroff	65,000.00	—			65,000.00
John Strzelecki	104,615.34				104,615.34

(a)
Automobile allowance

(b)
Retroactive pay for 2001

(c)
William Barclay's employment with Acrodyne was terminated in May of 2002

(d)
Adel Rizk's employment with Acrodyne terminated in May of 2001

Stock Options

        The following table shows the number of stock options granted during 2001 and the 2002 year-end value of the stock options held by the named executive officers:

Option /SAR Grants in Last Fiscal Year 2001 and in 2002 as of October 31, 2002
(Individual Grants)

Name	Number of Securities Underlying Options	Percent of Total Options Granted to Employees in 2001	Exercise Price Per Share	Expiration Date
NONE GRANTED

Aggregated Option Exercises in Last Fiscal Year and December 31, 2001 Option Values

        The following table shows information regarding options exercised during 2001, the number of securities underlying, and the value of "in the money" options outstanding on December 31, 2001.

Name	Number of Held Options	Shares Acquired on Exercise	Number of Securities Underlying Unexercised Options at Year End Exercisable (E)/ Unexercisable (U)	Value of Unexercised In-the-Money Options at Year End Exercisable (E)/ Unexercisable (U)
Nat S. Ostroff	300,000	0	300,000 E None U	0 0
William H. Barclay	55,000	0	55,000 E None U	0 0
Directors	40,000	0	40,000 E None U	0 0

(a)
An "in-the money" option is an option for which the option price of the underlying stock is less than the market price at December 31, 2001, and all of the value shown reflects stock price appreciation since the granting of the option.

Certain Relationships and Related Transactions

Sinclair Ownership and Beneficial Ownership Table

(beneficial ownership may be exercised within 60 days)

Ownership	No. of Shares	Type	Method
	1,431,333	Common Stock	Subscription Agreement
	800,000	Common Stock	Previously held by Scorpion Newlight Investors, LLC
	756,888(a)	Common Stock	Lease and Loan Guarantee Agreement
	75,000	Common Stock	Exercised warrants from Investor Warrant
Total Actual Ownership	3,063,221	Common Stock	Total Shares Outstanding 6,981,161
Beneficial Ownership	1,258,333	Warrants	Investor Warrants (2,000,000 total) (1,333,333 exercisable less 75,000 previously exercised)
Beneficial Ownership	579,710	Warrants	Debenture Agreement
Actual Plus Beneficial Ownership	4,256,376

(a)
This includes 644,888 shares of Acrodyne's common stock owed to Sinclair due to the Lease and Loan Guaranty, which have not yet been issued.

        Any future transactions between Acrodyne and any affiliate thereof will be on terms no less favorable to Acrodyne than those which are generally available from unaffiliated third parties and must be ratified by a majority of independent members of Acrodyne's Board of Directors who do not have an interest in such transactions.

Certain Relationships with Sinclair:

        On January 27, 1999, Sinclair Broadcast Group acquired a significant equity interest in Acrodyne. Pursuant to the subscription agreement, Sinclair has made a cash infusion of $4.3 million in Acrodyne in receipt of 1,431,333 shares of Acrodyne's common stock and warrants to purchase up to an aggregate of 8,719,225 shares over a term of seven (7) years at prices ranging from Three Dollars ($3.00) to Six Dollars ($6.00) per share. Of such warrants, 6,000,000 are exercisable only upon Acrodyne's achievement of increased product sales or sales of products with new technology. Sinclair has also acquired an additional 800,00 shares of common stock previously held by the Scorpion/New Light Investment Group, 112,000 shares were recently acquired in the lease and loan guarantee agreement, and 75,000 shares were recently acquired in the exercise of 75,000 warrants from the investor warrant agreement. Sinclair now holds an aggregate of 2,418,333 shares of Acrodyne, representing approximately 34.64% of issued common stock, assuming no other warrants are exercised. If Sinclair were to exercise all warrants received pursuant to the subscription agreement, Sinclair would own 11,642,268 shares of common stock, representing 71.85% of all outstanding voting stock on a fully diluted basis.

        As part of the transactions dated January 27, 1999 between Sinclair and Acrodyne, three (3) Sinclair employees, Nathaniel Ostroff, David Smith, and David Amy, were elected to serve on Acrodyne's Board of Directors. Nathaniel Ostroff has served as Sinclair's Vice President for New Technology since joining Sinclair in January of 1999. David Smith has served as President, Chief Executive Officer, and Chairman of the Board of Sinclair since September 1990. David Amy has served as Chief Financial Officer of Sinclair since October 1994 until September 1999. Mr. Amy now serves as Executive Vice President of Sinclair Broadcast Group, Inc. In addition, he serves as Secretary of

Sinclair Communications, Inc., a Sinclair subsidiary, which owns and operates Sinclair's broadcast operations.

        In November of 1999, Sinclair and Acrodyne entered into a guaranty and lease compensation agreement under which (i) in consideration for Sinclair guaranteeing Acrodyne's loan of $2,500,000.00 from PNC Bank as of September 19, 1999, Sinclair received 75,300 shares, and (ii) in consideration for Sinclair entering into a lease with PBP LP for the benefit of Acrodyne, Sinclair received 36,700 shares. (A total of 112,000 shares of common stock received in compensation for the lease and loan agreement.)

        In March 2000, Sinclair and Acrodyne entered into a debenture agreement under which Acrodyne received a loan from Sinclair for $2,000,000.00 in principal with an interest rate of 10.5% per year. As part of the debenture, Sinclair may exercise its right at any time to convert all of the outstanding principal into shares. The number of shares issued will be determined by dividing the principal outstanding as of the conversion date into $3.45. Sinclair may immediately convert the current principal into 579,710 shares.

        These agreements between Acrodyne and Sinclair are the subject of the Plan of Recapitalization described in Proposal 3. If the Plan of Recapitalization between Acrodyne and Sinclair is approved these agreements between Acrodyne and Sinclair will be substantially altered or terminated.

Change of Control

        Currently, Sinclair has significant control over Acrodyne since it owns 38.03% of the outstanding voting shares with an option to immediately exercise warrants to purchase 1,258,333 shares of common stock and an option to immediately convert a debenture into 579,710 shares, thereby increasing its ownership to 48.27% of the outstanding voting shares. Sinclair could, through the exercise of all warrants in accordance with their respective terms, increase its ownership to 71.85% of the outstanding shares. Considering Sinclair's substantial control over Acrodyne's Board of Directors and its holding of a significant number of voting shares, it will be very unlikely or impossible for any third party to acquire control over Acrodyne without Sinclair's prior approval. These rights of Sinclair will be substantially changed or altered in the event Proposal 3 is approved and carried out.

PROPOSAL 2: RATIFICATION OF INDEPENDENT AUDITORS

        The board of directors, with the concurrence of Acrodyne's audit committee, has selected Grant Thorton, LLP as its independent auditors for 2002. If the stockholders do not ratify the appointment of Grant Thorton, LLP, the board of directors will reevaluate the engagement of the independent auditors. Even if the appointment is ratified, the board of directors, in its discretion, may nevertheless appoint another firm of independent auditors at any time during the year if the board of directors determines that such a change would be in the best interests of the shareholders and Acrodyne.

        A representative of Grant Thorton, LLP is expected to attend the annual meeting. The Grant Thorton representative will have the opportunity to make a statement if he or she desires to do so and will be able to respond to appropriate questions from shareholders. Additional information regarding fees paid to Grant Thorton is available in the section of this proxy statement titled "Audit Committee, Audit Fees, and Auditor Independence."

Disclosure of Fees Charged by Independent Accountants

        The following summarizes the fees charged by Arthur Anderson, LLP and Grant Thorton, LLP for certain services rendered to Acrodyne during 2001 and 2002 up to September 30, 2002.

        Audit Fees.    Fees for the 2001 calendar year audit, reviews of Forms 10-Q and tax return filings were $227,102.00, of which $214,102 was for services rendered by Arthur Anderson, LLP and $13,000 for services rendered by Grant Thorton, LLP.

        Fees for the 2002 calendar year audit, reviews of Forms 10-Q and tax return filings up to September 30, 2002, were $223,894.50, of which $145,000 was for services rendered by Arthur Anderson, LLP and $88,894.50 for services rendered by Grant Thorton, LLP.

        Sinclair reimbursed Acrodyne for $150,000 of Arthur Anderson fees for the 2001 fiscal year due to the accelerated schedule for the benefit of Sinclair.

        The board of directors recommends a vote FOR ratification of the appointment of Grant Thorton, LLP.

PROPOSAL 3: PLAN OF RECAPITALIZATION

        As indicated in this Proxy, Sinclair is the largest single stockholder of Acrodyne common stock. By letter dated October 14, 2002 from Sinclair to Acrodyne, Sinclair has offered to refinance certain indebtedness due Sinclair from Acrodyne, as well as to modify certain other relationships by and among Sinclair, Acrodyne, and Acrodyne's wholly owned subsidiary, Acrodyne Industries, Inc. The information contained in this Proposal 3 is intended to inform Acrodyne's shareholders of the material aspects of Sinclair's offer and its proposed transaction with Acrodyne. The terms and conditions of the Plan of Recapitalization are a result of the negotiations between Sinclair and Acrodyne's "Independent Directors" (as defined in the immediately following paragraph).

        Certain directors of Acrodyne are also officers and/or directors of Sinclair, namely Messrs. Smith, Amy, and Ostroff (collectively, the "Sinclair Directors"). The Sinclair Directors did not vote on recommending the approval of the proposed Plan of Recapitalization to Acrodyne's stockholders nor did they advise Acrodyne, or participate with, the Independent Directors during the negotiation of the terms and conditions of the proposed Plan of Recapitalization. Accordingly, this proposal is being recommended to you by Acrodyne's other Directors only, namely, Messrs. Flam, Hermann, Mancuso, and Anderson (collectively, the "Independent Directors").

        Sales to Sinclair of Acrodyne's products represented 63.3% of the Acrodyne's revenues in fiscal year 2001 and are expected to represent approximately 57.9% of Acrodyne's revenues in fiscal year 2002.

        As of the date of this Proxy, Sinclair:

  1.
  owns 3,063,221 shares of Acrodyne Common Stock, representing approximately 38.03% of the issued and outstanding shares of Acrodyne's Common Stock;

  2.
  owns 8,644,225 warrants (the "Warrants"), issued pursuant to a Subscription Agreement, dated November 23, 1998, to purchase the same number of shares of Acrodyne's Common Stock at exercise prices between $3.00 and $6.00 per share (these Warrants expire on January 26, 2006);

  3.
  has loaned Acrodyne approximately $7.1 million (the "Loans") that are due upon demand and that have accrued and unpaid interest thereon of approximately $640,000.00;

  4.
  as an accommodation to Acrodyne, became the primary tenant and leasee of Acrodyne's manufacturing facility in Oaks, Pennsylvania, and in turn, subleased this facility to Acrodyne (the "Sublease"); and

  5.
  has developed a transmitter technology it licenses to Acrodyne under a license agreement (the "License Agreement") that permits Acrodyne to manufacture its Quantum Transmitter line, which replaced Acrodyne's discontinued Legacy Transmitter line in 2001.

        Under the Plan of Recapitalization, Sinclair proposed that, in exchange for the issuance of an additional 20,350,000 shares of Acrodyne Common Stock, it will:

  (a)
  forgive all indebtedness, receivables, and accrued and unpaid interest under the Loans, which totaled approximately $8,977,702.00 as of October 14, 2002 (the actual amount forgiven will be based on the balances owed on the effective date of the Plan of Recapitalization);

  (b)
  assign all intellectual property rights relating to the License Agreement and terminate and waive any current or future claims in any manner related thereto;

  (c)
  terminate the Warrants and relinquish all rights to acquire shares of Acrodyne's Common Stock thereunder;

  (d)
  invest an additional $1,000,000.00 cash; and

  (e)
  amend the Guaranty and Lease Compensation Agreement, dated September 16, 1999, between Acrodyne and Sinclair to provide that the payments due Sinclair thereunder on November 19, 2002, 2003, 2004, and 2005 shall be paid in cash (rather than in Acrodyne Common Stock), and thereafter can, at Acrodyne's option, be paid in either cash or Acrodyne Common Stock.

        If the Plan of Recapitalization is approved by Acrodyne's stockholders (and closes as contemplated), Sinclair will thereafter own approximately 82.43% of the issued and outstanding Common Stock of Acrodyne.

        Prior to the issuance of this Proxy and the Independent Director recommendation contained in this Proposal 3, the Independent Directors retained the services of the Investment Banking Department of Ferris, Baker Watts, Incorporated ("FBW") to advise them and render an opinion to Acrodyne as to the fairness of the proposed Plan of Recapitalization to Acrodyne's shareholders.

        Pursuant to FBW's review of the proposed transaction, FBW identified several potential benefits to Acrodyne that could result from the adoption of the Plan of Recapitalization, namely:

  (i)
  when combined with six (6) consecutive fiscal quarters of positive net income (and subject to an actual year-end audit), the removal of any "going concern" qualification from 2002 audited financial statements;

  (ii)
  the improvement of Acrodyne's annual cash flow by approximately $900,000.00 through the elimination of payments to Sinclair under the License Agreement and the interest expense related to the Loans;

  (iii)
  a significant improvement in Acrodyne's balance sheet, specifically in the working capital, debt-to-total-assets, and interest coverage ratios; and

  (iv)
  the improvement of Acrodyne's competitive position provides it with a platform to meet its projected revenue and profitability targets for fiscal years 2003 and 2004.

        Additionally, FBW expressed serious concerns about whether the projections for fiscal years 2003 and 2004 years can be achieved absent the adoption of the Plan of Recapitalization.

        As a result of its analysis, FBW advised Acrodyne and the Independent Directors that the Plan of Recapitalization, as currently contemplated by Sinclair and Acrodyne, is fair to the stockholders of Acrodyne from a financial point of view.

        Accordingly, the Independent Directors recommend that the shareholders vote FOR approval of the Plan of Recapitalization.

PROPOSAL 4: AUTHORIZATION OF CHARTER AMENDMENT TO
INCREASE AUTHORIZED SHARES OF COMMON STOCK

        The board of directors has approved an amendment to the Charter of Acrodyne, increasing the number of authorized shares of common stock from 35,000,000 shares to 40,000,000 shares. The board of directors recommends that the stockholders approve the Charter Amendment, which is set out in Exhibit A to this Proxy.

Reasons for Increasing the Authorized Number of Shares of Common Stock

        In the event the transaction set forth in Proposal 3 with Sinclair is completed, the number of shares currently authorized will be substantially depleted. In order to allow for the exercise of outstanding warrants and to give Acrodyne the flexibility to issue additional shares of common stock in connection with its existing and future commitments, the Board of Directors recommends the number of authorized shares of common stock be increased by 5,000,000 shares.

        The board of directors recommends a vote FOR the Charter Amendment.

STOCKHOLDER PROPOSALS

        If you intend to propose any matter for action at our 2003 annual meeting of stockholders, you must submit your proposal to the Secretary of Acrodyne at 10706 Beaver Dam Road, Cockeysville, Maryland 21030 not later than July 1, 2003 at 5:00 p.m. Eastern Standard Time. Only then can we consider your proposal for inclusion in our proxy statement and proxy relating to the 2003 annual meeting. We will be able to use proxies you give us for the next year's meeting to vote for or against any shareholder proposal that is not included in the proxy statement at our discretion unless the proposal is submitted to us on or before July 1, 2003.

BY ORDER OF THE BOARD OF DIRECTORS,

	/s/ DAVID AMY	, Secretary

Cockeysville, Maryland
, 2002

Please fold and detach card at perforation before mailing

ACRODYNE COMMUNICATIONS, INC. ("Corporation")

MEETING TIME: Friday, December 13, 2002 at 10:00 A.M. EASTERN TIME

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

        By my signature below, I appoint Nathaniel Ostroff and John Strzelecki as proxies to vote all Corporation shares that I am entitled to vote at the Annual Meeting of Stockholders to be held on Friday, December 13, 2002 at 10:00 a.m., ET at the offices of Acrodyne Communications, Inc., 10706 Beaver Dam Road, Cockeysville, Maryland 21030, and at any adjournments of the meeting. Messrs. Ostroff or Strzelecki may vote my shares, and they may appoint substitutes to vote my shares on their behalf. I instruct Messrs. Ostroff and Strzelecki to vote this proxy as specified on the reverse side, and I revoke any previous proxies that I have executed. I acknowledge receipt of the Corporation's Notice of Annual Meeting of Stockholders and proxy statement.

PLEASE SIGN, DATE, AND RETURN PROMPTLY IN ENCLOSED ENVELOPE.

Date

Signature(s) (and Title(s), if applicable)

NOTE: Please sign exactly as name appears on this proxy. Joint owners should each sign personally. Directors and other fiduciaries should indicate the capacity in which they sign, and where more than one name appears, a majority must sign. If a corporation, this signature should be that of an authorized officer who should state his or her title.

CONTINUED ON REVERSE SIDE

Please refer to the Proxy Statement discussion of these proposals.

        THE PROXY WILL BE VOTED FOR THE PROPOSALS IF YOU DO NOT SPECIFY OTHERWISE.    Your appointed attorneys will vote any other matters that arise at the meeting in accordance with their best judgment.

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE FOLLOWING:

Please fold and detach card at perforation before mailing.

Please vote by checking the appropriate box(es) below.

		FOR ALL NOMINEES	WITHHOLD AUTHORITY	FOR ALL EXCEPT
1.	To elect the directors listed below.	☐	☐	☐
Nathaniel Ostroff David B. Amy David D. Smith Martin Hermann Richard Flamm Louis Libin

INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, WRITE THE NOMINEE'S NAME ON THE SPACE PROVIDED BELOW.

		FOR	AGAINST	ABSTAIN
2.	To approve Proposal No. 2.	☐	☐	☐
3.	To approve Proposal No. 3.	☐	☐	☐
4.	To approve Proposal No. 4.	☐	☐	☐

PLEASE SIGN ON REVERSE SIDE

Voting Your Proxy: It's Easier Than Ever.

The enclosed proxy statement discusses matters affecting Acrodyne Communications, Inc.. IT'S IMPORTANT TO VOTE on these issues, and voting promptly can save money for your Corporation by making a second mailing unnecessary.

QuickLinks

INFORMATION ABOUT THE 2002 ANNUAL MEETING AND VOTING
PROPOSAL 1: ELECTION OF DIRECTORS
AUDIT COMMITTEE, AUDIT FEES, AND AUDITOR INDEPENDENCE
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
EXECUTIVE OFFICERS
Summary Compensation Table
PROPOSAL 2: RATIFICATION OF INDEPENDENT AUDITORS
PROPOSAL 3: PLAN OF RECAPITALIZATION
PROPOSAL 4: AUTHORIZATION OF CHARTER AMENDMENT TO INCREASE AUTHORIZED SHARES OF COMMON STOCK